Exhibit 99.1

News Release

Wabtec Acquires Ricon, A Leading Manufacturer Of Wheelchair Lifts And Ramps For Buses

WILMERDING, PA, June 11, 2007 – Wabtec Corporation (NYSE: WAB) today said it has acquired Ricon Corporation, a leading manufacturer of wheelchair lifts and ramps for buses and other passenger transit vehicles, for cash of $73.5 million including debt repayment. Based in Panorama City, Calif., Ricon has annual sales of about $70 million. Wabtec expects the transaction to be accretive in the first year.

“Ricon’s world-class products are a strong strategic fit for Wabtec,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “The company complements our existing presence in the transit bus market, where our Vapor Bus division is the leading provider of components and assemblies for door operating systems. Ricon has a global reach, with sales in North America, Europe and the UK; and significant aftermarket growth opportunities. In addition, we expect Ricon to continue to benefit from increasing demand for public transit around the world, strong government spending and existing regulations that require accessibility products.”

Founded in 1969, Ricon was owned by a private equity firm. The company’s primary products are electro-mechanical wheelchair lifts and ramps, and anti-graffiti windows. The lifts and ramps are engineered for transit buses, commuter railcars, school buses, and commercial and private vehicles. Ricon is the leading North American provider in those markets.

Government regulations play an important role in the market for accessibility products. In the U.S., the Americans with Disabilities Act was passed in 1990 and required all new buses and certain rail transit vehicles to be wheelchair accessible. Similar regulations have been enacted in Europe and the UK in recent years.

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.